As filed with the Securities and Exchange Commission on April 28, 2017

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_______________

MAUI LAND & PINEAPPLE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Hawaii	99-0107542
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Village Road

Lahaina, Maui, Hawaii 96761

(Address of Principal Executive Offices; Zip Code)

MAUI LAND & PINEAPPLE COMPANY, INC. 2017 Equity and Incentive Award Plan

(Full title of the plan)

Warren H. Haruki
Chief Executive Officer
200 Village Road
Lahaina, Maui, Hawaii 96761

(Name and address of agent for service)

(808) 877-3351

(Telephone number, including area code, of agent for service)

Copies to:

Christopher D. Ivey, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value, to be issued under the Maui Land & Pineapple Company, Inc. 2017 Equity and Incentive Award Plan.	1,305,093(2)	$13.60(3)	$17,749,265	$2,057(4)
TOTAL	1,305,093		$17,749,265	$2,057

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock, no par value, (“Common Stock”) that become issuable under the registrant’s 2017 Equity and Incentive Award Plan (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents (i) 1,000,000 shares of Common Stock initially reserved for the issuance of future equity awards under the 2017 Plan (the “2017 Reserve Amount”), plus (ii) any reserved shares not issued or not subject to outstanding grants under the registrant’s 2006 Equity and Incentive Award Plan (the “Prior Plan”) as of April 28, 2017, plus (iii) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after April 28, 2017, plus (iv) shares issued under the Prior Plan before or after April 28, 2017 pursuant to the exercise of stock options that are, after April 28, 2017, forfeited, plus (v) shares issued under the Prior Plan that are repurchased by the registrant, plus (vi) shares that are subject to stock options or other awards under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award. The number of reported shares has been determined for purposes of calculating the amount of the registration fee and reflects the maximum number of shares that could be issued under the 2017 Plan, subject to adjustment as set forth in the 2017 Plan. However, the actual number of shares to be issued under the 2017 Plan may be significantly less than the reported amount depending on, among other variables, the actual number of recycled Prior Plan shares.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.60 per share, which is the average of the high and low prices of the Common Stock as reported on the NYSE on April 25, 2017.

(4)

In accordance with Instruction E to the General Instructions to Form S-8, the registrant is paying the registration fee solely with respect to the 2017 Reserve Amount. Registration fees with respect to the Prior Plan shares that are being registered on this Registration Statement were previously paid in connection with the registration of such shares on the registrant’s Registration Statement on Form S-8 (File No. 333-133898), which was filed with the Commission on May 8, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2017 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

i

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be part of, this Registration Statement:

●	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 24, 2017.

●	Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 28, 2017;

●

Description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-06510) filed with the Commission on April 1, 2008, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities registered hereunder have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Indemnification Provisions of the Registrant’s Articles of Association

A.     No director, officer, employee or agent of the registrant and no person serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and no heir, executor or administrator of any such person shall be liable to the registrant for any loss or damage suffered by it on account of any action or omission by him as such director, officer, employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, unless with respect to an action or suit by or in the right of the registrant to procure a judgment in its favor such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the registrant.

B.     (1) The registrant shall indemnify each person who is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was a director, officer, employee or agent of the registrant or of any division of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The registrant shall indemnify each person who is made a party or is threatened to be made a party to any action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the registrant or of any division of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the registrant or of any division of the registrant, or a person serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (1) and (2) (above), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under paragraphs (1) and (2) (above) (unless ordered by a court) shall be made by the registrant unless a determination is made that the director, officer, employee or agent has failed to meet the applicable standard of conduct set forth in paragraphs (1) and (2). Such determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs by independent legal counsel in a written opinion to the registrant; or (iii) if a quorum of disinterested directors so directs, by a majority vote of the stockholders.

(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in a particular case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the registrant as authorized.

(6) The indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) The benefits and protections of paragraphs (A) and (B) shall extend to officers, directors, employees and agents of subsidiary corporations even though such service was not at the specific request of the registrant and shall be in addition to the coverage, if any, provided by such subsidiary. A subsidiary corporation shall mean any corporation in which the registrant owns more than 50% of the outstanding stock or any corporation more than 50% of whose outstanding stock is owned by a subsidiary of the registrant. The term agent shall include those persons acting on behalf of the registrant who (i) are not otherwise covered as directors, officers or employees and (ii) have been specifically designated by the board of directors or management of the registrant as being entitled to indemnification hereunder.

(8) The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or of any division of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the articles. Any such insurance may be procured from any insurance company designated by the board of directors, including any insurance company in which the registrant shall have any equity or other interest, through stock ownership or otherwise.

Hawaii Law on Indemnification

Section 414-242 of the Hawaii Business Corporation Act (the “HBCA”) provides that a corporation may indemnify a director, who is a party to a proceeding in his/her capacity as a director of the corporation, against liability incurred in the proceeding if the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation and (A) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made; (ii) by special legal counsel; or (iii) by a majority vote of the shareholders.

Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation, to the same extent such indemnification may be provided to a director, and if the person is an officer, but not a director, to such extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

The above described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Furthermore, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

The registrant maintains policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9.  Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)     to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 28, 2017.

MAUI LAND & PINEAPPLE COMPANY, INC.

By:	/s/ Warren H. Haruki
Warren H. Haruki
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Warren H. Haruki and Tim T. Esaki, and each or either of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Warren H. Haruki	Chairman of the Board and Chief Executive Officer	April 28, 2017
Warren H. Haruki	(Principal Executive Officer)

/s/ Stephen M. Case	Director	April 28, 2017
Stephen M. Case

/s/ Anthony P. Takitani	Director	April 28, 2017
Anthony P. Takitani

/s/ Duncan MacNaughton	Director	April 28, 2017
Duncan MacNaughton

/s/ Arthur C. Tokin	Director	April 28, 2017
Arthur C. Tokin

/s/ Tim T. Esaki	Chief Financial Officer	April 28, 2017
Tim T. Esaki	(Principal Financial Officer)

/s/ Mika Miyamoto	Controller	April 28, 2017
Mika Miyamoto	(Principal Accounting Officer)

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Restated Articles of Associates, as currently in effect.	10-Q	001-06510	3.1	8/4/2010

3.2	Amended Bylaws, as currently in effect.	10-K	001-06510	3.2	3/2/2012

5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.					X

10.1	2017 Equity Incentive and Award Plan	DEF 14A	001-06510	Attached	3/28/2017

23.1	Consent of independent registered public accounting firm.					X

23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1 hereto).					X

24.1	Power of Attorney (included in signature page hereto).					X